DocuSign Envelope ID: 245394D8-DD87-499A-9982-D17F6C8D7E2E

AMENDMENT

To

Amended and Restated Agency Agreement

Between

Each of the Nuveen Investment Products Listed on Attachment II to the Agreement

And

DST Systems, Inc.

This Amendment is made as of this 1st day of June, 2021, to the Amended and Restated Agency Agreement dated November 30, 2017, as amended (the “Agreement”) between each of the Nuveen Investment Products Listed on Attachment II to the Agreement (collectively, the “Funds”) and DST Systems, Inc. ( “DST”). The parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Attachment II. The current Attachment II to the Agreement is hereby replaced and superseded with the Attachment II attached hereto, effective as of June 1, 2021; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first above written.

EACH OF THE NUVEEN INVESTMENT PRODUCTS LISTED ON ATTACHMENT II TO THE AGREEMENT		DST SYSTEMS, INC.

By:		By:
Name:	Tina M. Lazar	Name:	Kenneth Fullerton
Title:	Managing Director	Title:	Authorized Signatory

As an Authorized Officer on behalf of each of the Investment Products listed on Attachment II

DocuSign Envelope ID: 245394D8-DD87-499A-9982-D17F6C8D7E2E

ATTACHMENT II

List of Funds

Effective Date: June 1, 2021

NUVEEN GLOBAL CITIES REIT, INC.

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

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